                                          (Exhibit Number 11.00)



                           AMBAC Inc. and Subsidiaries
                 Statement Re Computation of Per Share Earnings
             For The Three and Nine Months Ended September 30, 1996
                 (Dollars in Thousands Except Per Share Amounts)




                                                               Three months ended     Nine months ended

                                                               September 30, 1996     September 30, 1996
                                                               ------------------     ------------------
Net income.................................................           $      1.26            $      6.42
                                                                      -----------            -----------
Fully diluted shares:

          Average number of common shares outstanding......                34,906                 34,958

          Assumed exercise of dilutive stock options (1) ..                   739                    739
                                                                      -----------            -----------

                                                                           35,645                 35,697
                                                                      ===========            ===========

Earnings per share assuming full dilution (2) .............           $      1.23            $      6.28
                                                                      ===========            ===========





 (1) As of September 30, 1996, approximately 2,311,000 stock options and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the options and restricted stock units will be approximately $87.6 million. The dilution would be the equivalent of approximately 739,000 shares, using the treasury stock method, based upon a market value of $55.75 per share.

(2) In accordance with Accounting Principles Board Opinion No. 15, any reduction of less than 3% need not be considered as dilution. Accordingly, the consolidated statements of operations on page 4 of this report reflect net income per common share of $1.26 and $6.42 for the three and nine months ended September 30, 1996, respectively.